EXHIBIT 99.1

EchoStar Announces Fourth Quarter and Full Year 2017 Results

Englewood, CO, February 22, 2018—EchoStar Corporation (NASDAQ: SATS) today announced its financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Financial Highlights:

•	Consolidated revenues of $506 million.

•	Consolidated net income from continuing operations of $311.8 million, consolidated net income attributable to EchoStar common stock of $313.2 million and diluted earnings per share of $3.23.

•	Consolidated EBITDA of $207 million (see reconciliation of this non-GAAP measure below).

Full Year Ended December 31, 2017 Financial Highlights:

•	Consolidated revenue of $1.89 billion.

•	Consolidated net income from continuing operations of $385.0 million, consolidated net income attributable to EchoStar common stock of $393.8 million and diluted earnings per share of $4.07.

•	Consolidated EBITDA of $795 million (see reconciliation of this non-GAAP measure below).

Additional Highlights:

•	Approximately 1,208,000 Hughes broadband subscribers as of December 31, 2017.

•	Cash, cash equivalents and current marketable investment securities of $3.25 billion as of December 31, 2017

The Tax Cuts and Jobs Act enacted in December 2017 includes a reduction of the federal corporate tax rate to 21%. As a result, we provisionally recorded a one-time tax benefit of $303.5 million from the re- measurement of our deferred tax assets and liabilities. The net income and earnings per share noted above include the impact of this benefit.

Starting with the quarter that ended March 31, 2017, we changed the way we present our segments. Previously, our business segments reflected an allocation of the costs of our corporate functions. Under our new presentation, these costs are no longer allocated to the operating segments and are now reported as part of the Corporate and Other segment (previously “All Other and Eliminations”).
In addition, results of our EchoStar Technology segment, which was transferred to DISH Network Corporation in the Share Exchange transaction, are included in Discontinued Operations.

Set forth below is a table highlighting certain of EchoStar’s segment results for the three and twelve months ended December 31, 2017 and 2016:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
	(Dollars in thousands)
Revenue
Hughes	$405,775	$370,910	$1,477,918	$1,392,361
EchoStar Satellite Services	96,459	101,741	392,244	407,660
Corporate & Other	3,814	3,137	15,346	10,445
Total	$506,048	$475,788	$1,885,508	$1,810,466

EBITDA
Hughes	$132,529	$123,660	$475,222	$477,165
EchoStar Satellite Services	73,412	84,335	315,285	341,516
Corporate & Other	598	(22,170)	4,070	(67,676)
Total	$206,539	$185,825	$794,577	$751,005

Net income (loss) attributable to EchoStar common stock	$313,237	$38,222	$393,770	$181,673
Diluted earnings per share (in dollars)	$3.23	$0.40	$4.07	$1.92
Net income from continuing operations	$311,759	$23,823	$384,980	$136,372

Capital expenditures from continuing operations	$156,239	$150,692	$566,384	$628,510

The following table reconciles total consolidated Net income to EBITDA.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
	(In thousands)
Net income	$313,814	$38,930	$393,489	$180,692

Interest income and expense, net	46,465	35,587	172,621	102,237
Income tax (benefit) provision, net	(293,359)	18,996	(284,286)	80,254
Depreciation and amortization	142,251	108,161	522,190	432,904
Net income from discontinued operations	(2,055)	(15,107)	(8,509)	(44,320)
Net income attributable to noncontrolling interests	(577)	(742)	(928)	(762)
EBITDA	$206,539	$185,825	$794,577	$751,005

Note on Use of Non-GAAP Financial Measures

EBITDA is defined as “Net income” excluding “Interest expense, net of amounts capitalized,” “Interest income,” “Income tax benefit (provision), net” and “Depreciation and amortization.” EBITDA is not a measure determined in accordance with US GAAP. This non-GAAP measure is reconciled to “Net income” in the table above. EBITDA should not be considered in isolation or as a substitute for operating income, net income or any other measure determined in accordance with GAAP. EBITDA is used by our management as a measure of operating efficiency and overall financial performance for benchmarking against our peers and competitors. Management believes EBITDA provides meaningful supplemental information regarding the underlying operating performance of our business. Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties to evaluate the performance of companies in our industry.

The consolidated financial statements of EchoStar for the periods ended December 31, 2017 and 2016 are attached to this press release. Detailed financial data and other information are available in EchoStar’s Annual Report on Form 10-K for the period ended December 31, 2017 filed today with the Securities and Exchange Commission.

EchoStar will host its earnings conference call on Thursday, February 22, 2018 at 11:00 a.m. Eastern Time. The call-in numbers are (877) 815-1625 (toll-free) and (716) 247-5178 (international), Conference ID # 2186058.

About EchoStar Corporation

EchoStar Corporation (NASDAQ: SATS) is a premier global provider of satellite communications solutions. Headquartered in Englewood, Colo., and conducting business around the globe, EchoStar is a pioneer in secure communications technologies through its Hughes Network Systems and EchoStar Satellite Services business segments.

Safe Harbor Statement under the US Private Securities Litigation Reform Act of 1995
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “project,” “plans,” and similar expressions and the use of future dates are intended to identify forward‑looking statements. Although management believes that the expectations reflected in these forward‑looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no responsibility for the accuracy of forward-looking statements or information or for updating forward-looking information or statements. These statements are subject to certain risks, uncertainties, and assumptions. See “Risk Factors” in EchoStar’s Annual Report on Form 10-K for the period ended December 31, 2017, filed today with the Securities and Exchange Commission and in the other documents EchoStar files with the Securities and Exchange Commission from time to time.

###

Contact Information

EchoStar Investor Relations	EchoStar Media Relations
Deepak V. Dutt Phone: +1 301-428-1686 Email: deepak.dutt@echostar.com	Dan Brown Phone: +1 301-601-7216 Email: dan.brown@echostar.com

ECHOSTAR CORPORATION
Consolidated Balance Sheets

	As of December 31,
	2017	2016
Assets
Current Assets:
Cash and cash equivalents	$2,431,456	$2,570,365
Marketable investment securities, at fair value	814,161	522,516
Trade accounts receivable, net of allowance for doubtful accounts of $12,027 and $12,956, respectively	196,840	182,527
Trade accounts receivable - DISH Network, net of allowance for doubtful accounts of zero	43,295	19,417
Inventory	83,595	62,620
Prepaids and deposits	54,533	43,456
Other current assets	91,574	10,862
Current assets of discontinued operations	97	311,524
Total current assets	3,715,551	3,723,287
Noncurrent Assets:
Property and equipment, net of accumulated depreciation of $2,661,129 and $2,598,492, respectively	3,465,471	3,398,195
Regulatory authorizations, net	536,936	544,633
Goodwill	504,173	504,173
Other intangible assets, net	58,955	80,734
Investments in unconsolidated entities	161,427	171,016
Other receivable - DISH Network	92,687	90,586
Other noncurrent assets, net	214,814	179,311
Noncurrent assets of discontinued operations	—	316,924
Total noncurrent assets	5,034,463	5,285,572
Total assets	$8,750,014	$9,008,859
Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$108,406	$170,297
Trade accounts payable - DISH Network	4,753	1,072
Current portion of long-term debt and capital lease obligations	40,631	32,984
Deferred revenue and prepayments	65,959	59,989
Accrued interest	47,616	46,487
Accrued compensation	47,756	53,454
Accrued expenses and other	98,227	95,726
Current liabilities of discontinued operations	542	71,429
Total current liabilities	413,890	531,438
Noncurrent Liabilities:
Long-term debt and capital lease obligations, net of unamortized debt issuance costs	3,594,213	3,622,463
Deferred tax liabilities, net	436,023	746,667
Other noncurrent liabilities	128,503	90,785
Noncurrent liabilities of discontinued operations	—	10,701
Total noncurrent liabilities	4,158,739	4,470,616
Total liabilities	4,572,629	5,002,054
Commitments and Contingencies (Note 16)
Stockholders’ Equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized:
Hughes Retail Preferred Tracking Stock, $.001 par value, zero authorized, issued and outstanding at December 31, 2017 and 13,000,000 shares authorized and 6,290,499 issued and outstanding at December 31, 2016	—	6
Common stock, $.001 par value, 4,000,000,000 shares authorized:
Class A common stock, $.001 par value, 1,600,000,000 shares authorized, 53,663,859 shares issued and 48,131,541 shares outstanding at December 31, 2017 and 52,243,465 shares issued and 46,711,147 shares outstanding at December 31, 2016	54	52
Class B convertible common stock, $.001 par value, 800,000,000 shares authorized, 47,687,039 shares issued and outstanding at each of December 31, 2017 and 2016	48	48
Class C convertible common stock, $.001 par value, 800,000,000 shares authorized, none issued and outstanding at each of December 31, 2017 and 2016	—	—
Class D common stock, $.001 par value, 800,000,000 shares authorized, none issued and outstanding at each of December 31, 2017 and 2016	—	—
Additional paid-in capital	3,669,461	3,828,677
Accumulated other comprehensive loss	(130,154)	(124,803)
Accumulated earnings	721,316	314,247
Treasury stock, at cost	(98,162)	(98,162)
Total EchoStar stockholders’ equity	4,162,563	3,920,065
Noncontrolling interest in HSS Tracking Stock	—	73,910
Other noncontrolling interests	14,822	12,830
Total stockholders’ equity	4,177,385	4,006,805
Total liabilities and stockholders’ equity	$8,750,014	$9,008,859

ECHOSTAR CORPORATION
Consolidated Statements of Operations
(In thousands)

	For the Years Ended December 31,
	2017	2016	2015
Revenue:
Services and other revenue - other	$1,200,321	$1,100,828	$1,093,674
Services and other revenue - DISH Network	445,698	463,442	532,162
Equipment revenue - other	239,199	237,356	212,269
Equipment revenue - DISH Network	290	8,840	10,752
Total revenue	1,885,508	1,810,466	1,848,857
Costs and Expenses:
Cost of sales - services and other (exclusive of depreciation and amortization)	546,327	521,220	574,400
Cost of sales - equipment (exclusive of depreciation and amortization)	212,170	203,965	195,360
Selling, general and administrative expenses	366,007	325,044	318,136
Research and development expenses	31,745	31,170	26,377
Depreciation and amortization	522,190	432,904	460,819
Impairment of long-lived assets	10,762	—	—
Total costs and expenses	1,689,201	1,514,303	1,575,092
Operating income	196,307	296,163	273,765
Other Income (Expense):
Interest income	44,619	21,244	10,388
Interest expense, net of amounts capitalized	(217,240)	(123,481)	(121,995)
Gains (losses) on investments, net	56,751	9,767	(6,443)
Other-than-temporary impairment loss on available-for-sale securities	(3,298)	—	(11,226)
Equity in earnings (losses) of unconsolidated affiliates, net	16,973	10,802	(2,477)
Other, net	6,582	2,131	(2,685)
Total other expense, net	(95,613)	(79,537)	(134,438)
Income from continuing operations before income taxes	100,694	216,626	139,327
Income tax benefit (provision), net	284,286	(80,254)	(51,235)
Net income from continuing operations	384,980	136,372	88,092
Net income from discontinued operations	8,509	44,320	61,279
Net income	393,489	180,692	149,371
Less: Net loss attributable to noncontrolling interest in HSS Tracking Stock	(655)	(944)	(5,603)
Less: Net income attributable to other noncontrolling interests	1,583	1,706	1,617
Net income attributable to EchoStar	392,561	179,930	153,357
Less: Net loss attributable to Hughes Retail Preferred Tracking Stock	(1,209)	(1,743)	(10,343)
Net income attributable to EchoStar common stock	$393,770	$181,673	$163,700

Amounts attributable to EchoStar common stock:
Net income from continuing operations	$385,261	$137,353	$102,421
Net income from discontinued operations	8,509	44,320	61,279
Net income attributable to EchoStar common stock	$393,770	$181,673	$163,700

Weighted-average common shares outstanding - Class A and B common stock:
Basic	95,425	93,795	92,397
Diluted	96,741	94,410	93,466

Earnings per share - Class A and B common stock:
Basic:
Continuing operations	$4.04	$1.46	$1.11
Discontinued operations	0.09	0.48	0.66
Total basic earnings per share	$4.13	$1.94	$1.77
Diluted:
Continuing operations	$3.98	$1.45	$1.10
Discontinued operations	0.09	0.47	0.65
Total diluted earnings per share	$4.07	$1.92	$1.75

ECHOSTAR CORPORATION
Consolidated Statements of Cash Flows
(In thousands)

	For the Years Ended December 31,
	2017	2016	2015
Cash Flows from Operating Activities:
Net income	$393,489	$180,692	$149,371
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	533,849	495,068	528,158
Impairment of long-lived assets	10,762	—	2,400
Equity in earnings of unconsolidated affiliates, net	(15,814)	(13,310)	(1,895)
Losses (gains) and impairment on marketable investment securities, net	(53,453)	(9,767)	17,669
Loss from partial redemption of debt	—	—	5,044
Stock-based compensation	10,103	15,234	21,839
Deferred tax provision (benefit)	(288,577)	98,148	56,132
Dividends received from unconsolidated entities	19,000	15,000	5,000
Proceeds from sale of trading securities	8,922	7,140	380
Changes in current assets and current liabilities, net:
Trade accounts receivable, net	421	(26,942)	(38,452)
Trade accounts receivable - DISH Network	235,227	(1,456)	(25,490)
Inventory	(19,291)	(4,814)	(4,906)
Other current assets	(15,352)	2,263	6,499
Trade accounts payable	(78,419)	(24,571)	37,228
Trade accounts payable - DISH Network	731	(19,650)	(7,792)
Accrued expenses and other	11,993	55,998	1,477
Changes in noncurrent assets and noncurrent liabilities, net	(36,975)	9,459	1,616
Other, net	10,276	24,851	22,173
Net cash flows from operating activities	726,892	803,343	776,451
Cash Flows from Investing Activities:
Purchases of marketable investment securities	(855,717)	(921,247)	(536,430)
Sales and maturities of marketable investment securities	578,051	1,001,166	1,057,034
Expenditures for property and equipment	(583,211)	(722,341)	(809,270)
Refunds and other receipts related to capital expenditures	4,311	24,087	105,750
Sale of investment in unconsolidated entity	17,781	—	—
Investments in unconsolidated entities	—	(1,636)	(64,655)
Expenditures for externally marketed software	(31,331)	(23,252)	(22,327)
Other, net	2,114	10,956	(5,413)
Net cash flows from investing activities	(868,002)	(632,267)	(275,311)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	1,500,000	—
Payments of debt issuance costs	(414)	(7,097)	—
Repayment of 6 1/2% Senior Secured Notes Due 2019 and related premium	—	—	(113,300)
Repayment of debt and capital lease obligations	(37,670)	(40,364)	(44,804)
Net proceeds from Class A common stock options exercised	35,536	13,065	24,841
Net proceeds from Class A common stock issued under the Employee Stock Purchase Plan	8,758	14,367	13,888
Cash exchanged for Tracking Stock	(651)	—	—
Other, net	(5,487)	(4,282)	(882)
Net cash flows from financing activities	72	1,475,689	(120,257)
Effect of exchange rates on cash and cash equivalents	1,351	138	(5,696)
Net increase (decrease) in cash and cash equivalents	(139,687)	1,646,903	375,187
Cash and cash equivalents, beginning of period	2,571,143	924,240	549,053
Cash and cash equivalents, end of period	$2,431,456	$2,571,143	$924,240
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest (including capitalized interest)	$259,632	$172,707	$179,114
Capitalized interest	$52,015	$94,395	$63,808
Cash paid for income taxes	$11,033	$11,700	$6,394
Employee benefits paid in Class A common stock	$11,200	$11,126	$10,711
Property and equipment financed under capital lease obligations	$8,484	$7,652	$8,604
Increase (decrease) in capital expenditures included in accounts payable, net	$(3,831)	$3,054	$(7,123)
Transfer of EchoStar 105/SES-11 payloads to SES in exchange for receivable	$77,524	$—	$—
Capitalized in-orbit incentive obligations	$43,890	$—	$—
Noncash net assets exchanged for Tracking Stock	$299,888	$—	$—